Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Xencor, Inc. of our report dated February 24, 2023, relating to the financial statements, and the effectiveness of internal control over financial reporting of Xencor, Inc. appearing in the Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2022.

Los Angeles, California
June 15, 2023